Exhibit 99.1

Youngevity International, Inc. (YGYI) Reports Record Q3 2014 Revenues

Q3 Revenues Increased 77.3% over Prior Year Q3 Revenues

Shareholder Conference Call Today at 4:15 PM EST

San Diego, CA - November 13, 2014 – Youngevity International, Inc. (OTCQX: YGYI) (www.YGYI.com), a global direct marketer of nutritional and lifestyle products and also a vertically-integrated producer of gourmet coffees for the commercial, retail and direct sales channels, today reported financial results for the third quarter of 2014.

2014 Third Quarter Highlights:

•	Net revenue increased 77.3% to $37.6 million compared to $21.2 million in the same period last year.

•	Gross profit increased 62.8% to $21.0 million compared to $12.9 million in the same period last year.

•	Operating income was $1.2 million, an increase of 32.4% over the same period last year.

•	Net income decreased to $185,000 compared to $516,000 in the same period last year.
•	Adjusted EBITDA* increased 23.5% to $2.1 million compared to $1.7 million in the same period last year.

“We are pleased with our results this quarter and we remain focused on executing on the significant long-term growth opportunities that exist for our direct selling and coffee business segments,” stated Steve Wallach, Chairman and CEO of Youngevity International.  Mr. Wallach continued, “In the third quarter, we invested in capital improvements to optimize our business operations and improve the foundation of our business to support our global growth.  As we begin the final quarter of this fiscal year, we remain committed to growing aggressively through acquisitions and organic growth and we look forward to continue to accelerate our strategic international expansion efforts.”

Dave Briskie, CFO of Youngevity International, said “We are proud to deliver record revenue and our ninth consecutive quarter of profitability.  In the third quarter, our direct selling segment revenue grew 62.7% and our commercial coffee segment grew 219% over the prior year period.  As in the second quarter, Q3 numbers carried a significant expense load related to our aggressive growth strategy.  The current quarter had a number of expansion related costs that impacted our results including over $578,000 in incremental expenses related primarily to our international expansion, the launch of MK Collaborative, and acquisition integration expenses related to our newly acquired Nicaragua coffee plantation and processing plant.”

Mr. Briskie continued, “We will continue to seek both organic and strategic investment opportunities and believe that these initiatives will provide sustainable long-term growth for the Company.”

2014 Third Quarter Results

•
For the three months ended September 30, 2014, the Company reported net revenue of $37.6 million, compared to $21.2 million for the same period in 2013, an increase of 77.3%.  The increase in revenue is attributed primarily to the increase in our product offerings and the number of distributors selling our product and the increase in the number of customers consuming our products.  Also, $4.0 million in additional revenue was derived from the acquisitions of Heritage Makers, Inc., acquired on August 14, 2013, GoFoods Global, LLC, acquired on October 1, 2013, Biometics International Inc., acquired on November 19, 2013, Good Herbs, Inc., acquired on April 28, 2014 and Beyond Organic, Inc., acquired on May 1, 2014.  The increase in revenue in commercial coffee is primarily due to the addition of the green coffee business.

•	Gross profit for the third quarter ended September 30, 2014 increased to $21.0 million, compared to $12.9 million for the same period last year, an increase of 62.8%.

•	Operating expenses for the third quarter ended September 30, 2014 increased to $19.7 million, compared to $12.0 million for the same period last year, an increase of 64.2%.

•
Other expense for the third quarter ended September 30, 2014 increased to $983,000, compared to $300,000 for the same period last year. This increase was primarily due to interest expense related to contingent acquisition debt, amortization of the debt discount and notes payable interest associated with our 2014 Private Placement transaction.

•	Net income for the three months ended September 30, 2014 decreased to $185,000 as compared to a net income of $516,000 for the same period last year.

•
EBITDA (earnings before interest, taxes, depreciation and amortization) as adjusted to remove the effect of stock based compensation expense and the change in fair value of the warrant derivative, or "Adjusted EBITDA", was $2.1 million for the three months ended September 30, 2014 compared to $1.7 million in the same period for the prior year, an increase of 23.5%

•	Cash and cash equivalents as of September 30, 2014, were $5.4 million, compared to $4.3 million as of December 31, 2013.

•	Total assets as of September 30, 2014, were $51.7 million, compared to $34.9 million as of December 31, 2013.

•	Stockholders' equity as of September 30, 2014, was $14.0 million, compared to $11.5 million as of December 31, 2013.

Conference Call Information

Youngevity International will host a conference call today at 4:15 p.m. Eastern Time to discuss its financial results, quarterly highlights and business outlook.  Investors can access the conference call by dialing Toll: +1 (609) 318-0024 and entering the access code: 307-730-091.  It is advised that you dial-in at least five minutes prior to the call.

The conference call will be recorded and available for replay shortly after the conclusion of the call.  Recorded calls are available in the Investor Relations section of Youngevity International’s website: http://ygyi.com/calls.php

* Non-GAAP Financial Measure – Adjusted EBITDA

This news release includes information on Adjusted EBITDA, which is a non-GAAP financial measure as defined by SEC Regulation G.  Management believes that Adjusted EBITDA, when viewed with our results under GAAP and the accompanying reconciliations, provides useful information about our period-over-period growth. Adjusted EBITDA is presented because management believes it provides additional information with respect to the performance of our fundamental business activities and is also frequently used by securities analysts, investors and other interested parties in the evaluation of comparable companies. We also rely on Adjusted EBITDA as a primary measure to review and assess the operating performance of our Company and our management team. Adjusted EBITDA should not be construed as a substitute for net income (loss) (as determined in accordance with GAAP) for the purpose of analyzing the Company’s operating performance or financial position, as Adjusted EBITDA is not defined by GAAP.

The Company defines Adjusted EBITDA as earnings (net income or loss) before interest, taxes, depreciation and amortization, as adjusted to eliminate the effects of stock-based compensation, the change in fair value of warrant derivatives and non-cash impairment loss.  A reconciliation of Adjusted EBITDA to net income is set out in the tables at the end of this press release.

About Youngevity International

Youngevity International Inc., (OTCQX: YGYI) (www.YGYI.com ) is a fast-growing, innovative, multi-dimensional company that offers a wide range of consumer products and services, primarily through person-to-person selling relationships that comprise a "network of networks." The Company also is a vertically-integrated producer of the finest coffees for the commercial, retail and direct sales channels.  The Company was formed after the merger of Youngevity Essential Life Sciences (www.youngevity.com) and Javalution Coffee Company in the summer of 2011, and changed its name to Youngevity International Inc. from AL International, Inc. in July 2013.

Safe Harbor Statement

This release includes forward-looking statements on our current expectations and projections about future events, including our continued growth. In some cases forward-looking statements can be identified by terminology such as "may," "should," "potential," "continue," "expects," "anticipates," "intends," "plans," "believes," "estimates," “encouraged” and similar expressions. The forward looking statements include statements regarding our expected future and long-term growth, international expansion efforts, and organic and strategic investment opportunities. These statements are based upon current beliefs, expectations and assumptions and are subject to a number of risks and uncertainties, many of which are difficult to predict such as our ability to continue our growth and financial performance, our ability to expand internationally, our ability to identify and invest in both organic and strategic acquisition related opportunities, and our ability to grow and improve profitability in both our direct selling and coffee business segments. The information in this release is provided only as of the date of this release, and we undertake no obligation to update any forward-looking statements contained in this release based on new information, future events, or otherwise, except as required by law.

Table Follows

Youngevity International, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(In thousands)
(Unaudited)

	Three Months Ended Sept 30,		Nine Months Ended September 30,
	2014	2013	2014	2013

Revenues	$37,619	$21,212	$96,740	$62,932
Cost of revenues	16,641	8,325	40,984	24,930
Gross profit	20,978	12,887	55,756	38,002
Operating expenses
Distributor compensation	14,470	8,540	38,172	24,584
Sales and marketing	2,167	1,071	5,434	3,267
General and adminstrative	3,103	2,341	8,712	6,688
Total operating expenses	19,740	11,952	52,318	34,539
Operating income	1,238	935	3,438	3,463
Other income	3	-	5	(1)
Change in the Fair Value of Warrants	(273)	-	(273)
Interest expense, net	(713)	(300)	(1,598)	(855)
Total other expense	(983)	(300)	(1,866)	(856)
Income before income taxes	255	635	1,572	2,607
Income tax provision	70	119	416	436
Net income	$185	$516	$1,156	$2,171

Reconciliation of Non-GAAP Measure
Adjusted EBITDA to Net Income
(In thousands, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013

Net Income	$185	$516	$1,156	$2,171
Add:
Interest	713	300	1,598	855
Income Taxes	70	119	416	436
Depreciation	203	116	509	313
Amortization	480	396	1,439	1,154
EBITDA	1,651	1,447	5,118	4,929
Change in the Fair Value of Warrants	273	-	273	-
Stock based compensation	140	224	387	651
Addjusted EBITDA	$2,064	$1,671	5,778	5,580

Youngevity International
Investor Relations
John Zervas
800-982-3189 X 6509